Exhibit 99.3

    McMoRan Exploration Co. Announces

Offering of $75 Million of Convertible Notes

NEW ORLEANS, LA, September 23, 2004 – McMoRan Exploration Co. (NYSE: MMR) announced today that it plans to offer privately $75 million in convertible notes.  The notes will be due in 2011 and convertible, at the option of the holders, into shares of McMoRan’s common stock at a conversion price to be determined on the pricing date.  A portfolio of U.S. government securities will be pledged as security for the first six scheduled interest payments on the notes.

The notes will only be offered to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.  The notes and the common stock issuable upon conversion of the notes will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction.  Unless they are registered, the notes and the common stock issuable upon conversion of the notes may be offered and sold only in transactions that are exempt from registration under the Securities Act of 1933 or the securities laws of any other jurisdiction.  This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

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